Exhibit 21.1

CLS HOLDINGS USA, INC.

Subsidiaries

CLS Labs, Inc., a Nevada corporation

CLS Labs Colorado, Inc., a Florida corporation

CLS Nevada, Inc., a Nevada corporation

CLS Massachusetts, Inc., a Massachusetts corporation

CLSCBD LLC., a Nevada limited liability company

Kealii Okamalu LLC, a Nevada limited liability company

Alternative Solutions, L.L.C., a Nevada limited liability company

Serenity Wellness Center, LLC, a Nevada limited liability company

Serenity Wellness Growers, LLC, a Nevada limited liability company

Serenity Wellness Products, LLC, a Nevada limited liability company

Serenity Wellness Operations 2, LLC, a Nevada limited liability company